WAIVER AND CONSENT

WAIVER AND CONSENT, dated as of March 25, 2004, to the Loan and Security Agreement, dated as of April 13, 2001 (as amended to date, the "Loan Agreement"), by and among LSB INDUSTRIES, INC., CLIMACHEM, INC. ("ClimaChem"), and each of the Subsidiaries of ClimaChem identified on the signature pages thereof (such Subsidiaries, together with ClimaChem, are referred to hereinafter each individually as a "Borrower", and collectively, as "Borrowers"), and WELLS FARGO Foothill, INC. (formerly known as Foothill Capital Corporation), as the arranger and administrative agent for the Lenders party thereto (in such capacity, the "Agent").

WHEREAS, ClimaChem has notified the Agent that, because ClimaChem's financial report for fiscal year 2002 was contained in the audited report on LSB Industries, Inc. for fiscal year 2002, and ClimaChem's financial report for fiscal year 2002 was not set out in a separate audited financial report, ClimaChem may not have complied with thc covenant requiring audited financial statements for ClimaChem, and accordingly ClimaChem has requested the Agent to waive such noncompliance if such occurred, and the Agent, on behalf of the Lenders, has agreed to such waiver pursuant to the terms hereof,

WHEREAS, ClimaChem needs an extension of time of up to 30 days to provide to Agent an audited financial report for the fiscal year 2003, and ClimaChem has requested the Agent to grant such extension of time and the Agent, on behalf of the Lenders, has agreed to such extension pursuant to the terms hereof; and

WHEREAS, ClimaChem furthers wishes to repay certain intercompany Indebtedness owing to LSB Industries, Inc. ("LSB") by means of offsetting such Indebtedness against amounts owing by LSB to ClimaChem, all as further described in that certain letter dated March 18, 2004 from ClimaChem to the Agent attached hereto as Exhibit A (the "Request Letter"), and has requested the Agent, on behalf of the Lenders, to approve the repayment of such intercompany Indebtedness by means of offset, and the Agent, on behalf of the Lenders, has agreed to such repayment pursuant to the terms hereof.

1. All terms used herein which are defined in the Loan Agreement and not otherwise defined herein are used herein as defined therein.

2. (a) Pursuant to the request of ClimaChem, the Agent, on behalf of the Lenders, hereby waives any Event of Default arising under the Loan Agreement as a result of the Borrowers possible failure to comply with the financial reporting covenant requiring audited financial statements of ClimaChem and its subsidiaries set forth in Section 6.3 of the Loan Agreement for the year 2002.

(b) Pursuant to the request of ClimaChem, the Agent, on behalf of the Lenders, hereby grants ClimaChem an extension of time of up to 30 days in which to provide to Agent an audited financial report as required under the Loan Agreement.

(c) Pursuant to the request of ClimaChem, the Agent, on behalf of the Lenders, hereby consents to ClimaChem's repayment of certain intercompany Indebtedness owing to LSB in accordance with the terms of the Request Letter.

(d) This Waiver and Consent (i) shall become effective as of the date set forth above (A) when signed by the Agent and accepted by the Administrative Borrower and (B) upon the Agent's receipt of a $2,500 waiver fee (which fee may be paid by charging such fee to the Borrowers' Loan Account), (ii) shall be effective only in this specific instance and for the specific purposes set forth herein, and (iii) does not allow for any other or further departure from the terms and conditions of the Loan Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

IN WITNESS WHEREOF, the Lender has caused this Waiver and Consent to be executed as of the date first above written.

                                                                    WELLS FARGO FOOTHILL, INC., as Agent

                                                                    By:
                                                                        Name:
                                                                        Title:

Acknowledged and Accepted
this ____ day of March, 2004:

CLIMACHEM, INC.,
as Administrative Borrower

By:_________________________
Name:
Title:

Exhibit A

ClimaChem, Inc.
16 South Pennsylvania
Oklahoma City, OK 73107
405-235-4546
Fax: 405-236-1209

 March 18, 2004                                                 VIA FACSIMILE: (617) 523-1697

Douglas Tindle, Vice President
Wells Fargo Foothill
One Boston Place, 18th Floor
Boston, Massachusetts 02103

        RE: ClimaChem, Inc. Loan and Security Agreement dated April 13, 2001, as amended ("Loan Agreement")

Dear Doug:

ClimaChem, Inc. ("CCI") and LSB Industries, Inc. ("LSB") desire to repay certain debt existing between them in order to simplify the capital structure of such companies. A description of the repayment plan is generally described on Exhibit A. As indicated, the debt obligations among CCI and LSB will be simultaneously paid, prior to maturity, when offset by amounts owed as between them. The repayment transactions will be effective as of December 31, 2003.

Under the terms of the Loan Agreement, except under certain conditions which may not be applicable in this case, no Borrower may prepay, redeem, defease, purchase or otherwise acquire any Indebtedness of any Borrower or Guarantor. Since CCI debt will be prepaid by means of the offset, CCI, as administrative borrower, hereby requests that Wells Fargo Foothill, as the arranger and administrative agent for the Lenders party to the Loan Agreement ("Wells Fargo Foothill"), consent to the prepayment of the CCI debt to LSB, by signing below where indicated.

For your information, Exhibit A also shows the effect of a 2004 transaction whereby LSB is purchasing the interest of a CCI subsidiary in the Option to Purchase Shares of a French air conditioning company, MultiClima. The purchase is for fair value and is for an amount equal to the net investment in the Option, which is approximately $2.6 million.

Please feel free to contact me with any questions. Thank you.

                                                                    Sincerely,

                                                                    David M. Shear
                                                                    General Counsel

CONSENT

Notwithstanding the terms of the Loan and Security Agreement, Wells Fargo Foothill hereby consents to the prepayment of the CCI debt to LSB in accordance with Exhibit A.

WELLS FARGO FOOTHILL

By:________________________________
Douglas Tindle, Vice President